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                                                                     EXHIBIT 10


                              EMPLOYMENT AGREEMENT



THE UNDERSIGNED:

1. RELIANT ENERGY EUROPE, INC., a Delaware corporation registered in the Netherlands as a Dutch branch, having its corporate seat at 1111 Louisiana, Houston, Texas 77002, and its registered address in the Netherlands at Strawinskylaan 2001, 1077 ZZ Amsterdam, hereinafter referred to as: "the Company"; for this reason duly represented by Robert W. Harvey;

and

2. MR G.L.M.A. VAN LANSCHOT, residing at Tapijtweg 1 NL-2591 KG Den Haag, hereinafter referred to as: "the Executive".

WHEREAS

o The Executive will be employed as President of the Company and will perform services for the Company in its Dutch branch.

o The Executive will be appointed by the general meeting of shareholders ("de algemene vergadering van aandeelhouders") of Reliant Energy Trading & Marketing B.V., a private company with limited liability, incorporated under the law of the Netherlands, having its corporate seat at Siriusdreef 32, 2132 WT Hoofddorp, the Netherlands and its registered address at the Netherlands, hereinafter referred to as: "RETM", as chairman of


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     the Board of Managing Directors of RETM ("Voorzitter van de Raad van
     Bestuur") at its first meeting after August 1, 2000.

o The Executive in his position as President of the Company and chairman of the Board of Managing Directors of RETM will be responsible for the business unit Reliant Energy Europe. At the date of signing this agreement the position entails oversight over N.V. UNA and RETM. Over time it is expected that business will be expanded to other countries within Europe which will fall under his responsibility as well.


HEREBY AGREE AS FOLLOWS:

ARTICLE 1: TASKS AND DUTIES

1.1. The Company hereby employs the Executive as President of the Company and as chairman of the Board of Managing Directors of RETM ("Voorzitter van de Raad van Bestuur") and the Executive hereby accepts such employment, upon the terms and conditions as set forth in this Agreement. The Executive's initial responsibilities are generally described in the job description set forth in Annex A, provided that the Company may alter the Executive's duties and the Company's organizational structure in its discretion from time to time, so long as the Executive's duties and responsibilities are not materially reduced.

1.2. The Executive shall, as President of the Company and chairman of the Board of Managing Directors of RETM, have all the rights and obligations associated with such position with the Company and in accordance with the articles of association of RETM ("statuten"). The Executive agrees to devote at all times his best efforts, attentions and abilities to the business and to the affairs of the Company, RETM and their affiliates and to the business unit Reliant Energy Europe.


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1.3. The Executive shall not undertake any other paid or time consuming unpaid duties or activities without the previous consent of the Chairman of the Board of Directors of the Company.

ARTICLE 2: DURATION OF THE AGREEMENT AND TERMINATION

2.1. This Agreement shall last for an indefinite period of time. The effective date of this Agreement is 1 August 2000. This Agreement shall terminate by operation of law when the Executive has reached the age of 62 years.

2.2. Subject to the limitations set forth in Article 2.3, each party can terminate the Agreement by giving the other party written notice of the termination. The Company shall observe a notice period of at least 4 months. The Executive shall observe a notice period of at least 2 months.

     If the Company provides the Executive written notice of termination pursuant to this article (for reasons other than urgent cause ("dringende reden") within the meaning of articles 7:677, section 1 and 7:678 of the Dutch Civil Code) after August 1, 2001, then the Executive shall continue to receive only his base salary as provided in Article 3 and the emoluments set forth in Articles 6, 7, and 8 of this Agreement during the notice period until the date of termination of the Agreement, and, upon termination of the Agreement, the Executive shall receive a lump sum payment equal to the sum of (i) his gross annual base salary as provided in
     Article 3 and in effect at the time of termination, (ii) his target annual bonus as provided in Article 4 (67% of gross annual base salary) in effect at the time of termination and (iii) for each whole year of employment that has elapsed since August 1, 2000, two months of gross base salary as provided in Article 3 and in effect at the time of termination. Notwithstanding the foregoing, the number of months of gross base salary that will be paid to the Executive under subparagraph (iii) above shall not be less than 8 months and shall not be more than 20 months; provided, however, that the number of months of base salary payable under subparagraph (iii) above shall not exceed the number of months between the date of termination of the Agreement and the date the


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     Executive will reach age 62. In addition, if the Company's written notice of termination is given after August 1, 2001 and before December 1, 2001, then the Executive shall also receive a lump sum payment equal to a month of gross base salary as provided in Article 3 for each whole month between the date of the written notice of termination and December 1, 2001.

     If the Executive provides the Company written notice of termination pursuant to this article, then the Executive shall continue to receive only his base salary as provided in Article 3 and the emoluments set forth in Articles 6, 7, and 8 of this Agreement until the date of termination of the Agreement; provided that the Executive shall be entitled to receive payment of any bonus for which the applicable bonus period has been completed prior to the date that notice is given.

     Should the Executive be removed from his position as President of the Company and chairman of the Board of Managing Directors of RETM, the Executive shall not be entitled to any annual bonus payments pursuant to
     Article 4.1 nor any new long-term incentive awards or payments, and any outstanding option shall be treated as provided in the applicable option plan and agreement; provided that the Executive shall be entitled to receive payment of any bonus for which the applicable bonus period has been completed prior to the date that notice is given.

     The Executive waives his rights to other or higher payments, entitlements or benefits during the term of notice or in connection with the termination, except as provided in Article 2.5 in connection with a Change in Control. In no event shall the Executive be entitled to both the benefits provided in this Article 2.2 and the benefits provided in Article 2.5.

2.3. The Company cannot terminate or have the Agreement terminated before August 1, 2001 other than on the basis of an urgent cause ("dringende reden") within the meaning of articles 7:677, section 1 and 7:678 of the Dutch Civil Code.


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2.4. Within 90 days after August 1, 2002, the Company and the Executive shall enter into negotiations about a possible improvement of the terms and conditions of employment.

2.5. If the Agreement is terminated by or at the initiative of the Executive after August 1, 2000 or by or at the initiative of the Company after August 1, 2001, and such termination of employment (i) occurs within one year after a Change in Control (as defined in Annex B) and (ii) is preceded by, or occurs in combination with, a Change in Employment (as defined in Annex
     B), the Executive shall be entitled to a fixed severance payment of 2.0 times the sum of (A) the Executive's fixed gross annual base salary as provided in Article 3 and in effect at the time of termination and (B) the Executive's target annual bonus as stated in Article 4 (67% of gross annual base salary) in effect at the time of the termination of the Agreement. The Executive waives his rights to other or higher severance payments, indemnities or compensations. In case of conflict, the provisions of this
     Article 2.5 shall prevail over those of Article 2.2, but without prejudice to Article 2.2 if the circumstances set forth in this Article 2.5 do not occur.

2.6. Payments to which the Executive may be entitled in accordance with Articles
     2.2. or 2.5 are to be paid by the Company as soon as practicable after the day on which this Agreement terminates in a manner to be specified by the Executive, so long as it is not 'contra legem'. In accordance with the Ruling, as defined in Article 3.2, the Company and the Executive will jointly request that the tax authorities approve that an amount equivalent to 35% (thirty-five percent) of the Executive's payments pursuant to Articles 2.2 or 2.5 shall be deemed to be a tax-exempt reimbursement of additional expenses incurred by the Executive in relation to his employment in the Netherlands, provided that the Company is not required to incur any substantial expenses in assisting with this request.

ARTICLE 3: SALARY

3.1. The Executive shall be entitled to a fixed gross annual base salary (hereafter: "the gross annual base salary") of $475,000, to be paid in 12 equal monthly installments at the end of each calendar month. Payment will be made according to the instructions of the Executive


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     as long as this is not `contra legem'. The aforementioned gross annual base salary includes an 8% holiday allowance. Gross annual base salary will be reviewed periodically by the Company and may be increased in the Company's discretion.

3.2. In accordance with the Decree of the Deputy Minister of Finance, number DB95/119M, of 29 May 1995, the Company and the Executive will jointly request that the tax authorities approve that an amount equivalent to 35% (thirty-five percent) of the Executive's remuneration (the gross annual base salary referred to in Article 3 plus the bonus and incentives referred to in Article 4) shall be deemed to be a tax-exempt reimbursement of additional expenses incurred by the Executive in relation to his employment in the Netherlands (the "Ruling"); provided, however, that the application of the Ruling shall not reduce the Executive's pensionable salary. The Company shall assist the Executive in the preparation and submission of documentation necessary to obtain an extension of the Ruling.

3.3. The gross annual base salary payments shall be subject to normal statutory withholdings such as taxes and social security contributions, but taking into account the Ruling.

3.4. The base salary and annual bonus amounts denominated in U.S. dollars in this Agreement will be payable to the Executive in EUROs. Prior to August 1, 2003, the conversion rate for converting U.S. dollar amounts to EUROs will be 0.95 USD/EURO. Effective August 1, 2003, the exchange rate for salary and bonus payments under the contract from each August 1 to July 31 shall be based on the average of the conversion rates determined by the Company for the five business days immediately prior to each August 1. Notwithstanding the foregoing, amounts payable in EUROs pursuant to the preceding sentences before January 1, 2002 may be paid to the Executive in Dutch Guilders.


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ARTICLE 4: BONUS AND INCENTIVES

4.1. The Executive shall be eligible for an annual bonus at a target level of 67% of gross annual base salary. For the first year of his employment, a bonus of $318,250, or 67% of gross annual base salary is guaranteed (hereafter: the "initial guaranteed bonus"). The first portion of this initial guaranteed bonus over the period from entering into employment of the Company through December 31, 2000 will be payable in March 2001 and shall be at least $132,604. The remainder of the initial guaranteed bonus ($185,646, the bonus for the period from January 1, 2001 through July 31, 2001) will be included in the bonus over the year 2001, which bonus will be payable in March 2002.

     For the second and third years of the Executive's employment, a bonus of $225,000 per year is guaranteed (hereafter: the "secondary guaranteed bonus") so long as the Executive remains employed and in his position performing his duties through the applicable bonus period described below. The first portion of this secondary guaranteed bonus over the period from August 1, 2001 through December 31, 2001 will be included in the bonus over the year 2001, which bonus will be payable in March 2002 and shall be at least $93,750. Thus, combining the initial guaranteed bonus and secondary guaranteed bonus, the bonus over the year 2001 will be no less than $279,396. The second portion of this secondary guaranteed bonus (the bonus for the year 2002) will be payable in March 2003, and shall be at least $225,000. The final portion of this secondary guaranteed bonus ($131,250, the bonus for the period from January 1, 2003 through July 31, 2003) will be included in the bonus over the year 2003, which bonus will be payable in March 2004. For years after 2003 any bonuses over a particular calendar year will be paid in March of the subsequent year.

     The annual bonus target is 67% of annual gross base salary but can range from 0 - 134% of the then applicable annual gross base salary depending on performance, except for the first year of employment (during which it can range between 67% - 134% of the applicable gross annual base salary:
     $475,000) and the second and third years of employment (during which it can range between $225,000 and 134% of the applicable gross annual


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     base salary). The annual bonus payout will depend on achievement of overall business objectives, business unit objectives and individual performance. The percentage of the bonus will be determined at the sole discretion of the Chairman of the Board of Directors of the Company and will be dependent on the performances of REI (as defined below), the business unit Reliant Energy Europe, the Company and the Executive.

4.2. The Executive shall be eligible for a long term incentive in the form of a annual grant of a certain amount of options to purchase shares of common stock of Reliant Energy, Incorporated, a Texas corporation (hereafter:
     "REI"), as approved by the Special Stock Award Committee of REI (or other appropriate committee as determined by the Board of REI) (hereafter: "the Committee") from time to time, or such other form of award as may be determined by the Committee. The granting of these awards is at the sole discretion of the Committee and is dependent on the performances of REI, the Company and the Executive, and the terms of such awards will be determined by the Committee at the time of grant. The long-term incentive target shall be based on 44% of Executive's gross annual base salary.

     The long-term incentive grant for the calendar year 2000 shall be made in the form of immediately exercisable options to purchase 38,000 shares of common stock of REI. This option grant will be made effective as of the date specified in a Stock Option Agreement to be entered into by the Company and the Executive. The Company and the Executive will use all best efforts to enter into a Stock Option Agreement and take all other actions necessary to effectuate the grant of options as soon as possible.

4.3. All payments shall be subject to the normal statutory withholdings such as tax on wages and social security contributions.


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ARTICLE 5: ILLNESS

In the event that the Executive is unable to perform his duties due to illness or disability, the Company shall continue to pay 100% of the fixed gross annual base salary and the emoluments set forth in Articles 6, 7, and 8 of this Agreement for a period of the first 52 weeks following the day on which the Executive ceased to perform his duties due to illness. Notwithstanding the provisions of Article 4.1, if the Executive is unable to perform his duties due to illness or disability for a period of less than 3 consecutive months, he will remain eligible for annual bonus payments covering such period of illness or disability. For this purpose, two periods of absence separated by a period of two weeks or less shall be considered one consecutive period.

ARTICLE 6: MEDICAL COVERAGE AND ALLOWANCE

RETM has a group medical plan with NVS, which will provide medical coverage on the basis of the NVS policy with surplus supplement, at class 2b level without own risk deductible. The contribution of the Company to the NVS policy will be 50% of the premium for the Executive and the Executive's family. Should the Executive decide not to make use of the NVS policy the Company will contribute to the Executive's private medical plan up to the maximum amount the Company would have contributed with NVS. The Executive will have 30 days after signing of this Agreement to inform the Company which policy he will elect.

ARTICLE 7: DISABILITY ALLOWANCE

7.1. RETM has established a disability plan with Amev, the insurer of the pension plan. This will provide cover on gross annual base salary up to EURO 158,823 without medical evidence of good health.

     The disability plan comprises two parts:

     o    WAO Gap insurance

     o    Long term disability


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7.2. WAO GAP

     The Company will pay 50% of the premium payable for the WAO-gap insurance taken out with Amev. The remaining 50% of the premium will be paid by the Executive.

7.3. LONG TERM DISABILITY

     The RETM long term disability policy provides coverage on annual salary in excess of EURO 37,789 (WAO ceiling--year 2000). The RETM long term disability plan will provide on full disability, 70% of excess salary up to an annual salary cap of EURO 158,823, with proportional amounts for partial disability. This will be paid for entirely by the Company.

     The Company will also provide to the Executive 70% cover on the Executive's full gross annual base salary exceeding EURO 158,823, on the condition that an insurer is willing to cover this risk, up to a maximum premium of EURO 25 per EURO 454 insured disability benefit with proportional amounts per partial disability.

     In case the insurer is not willing to cover the risk or should the Executive decide to insure the whole benefit elsewhere, the Company's contribution to that policy will be limited to a maximum premium of EURO 25 per EURO 454 insured disability benefit. The Executive will have until the earlier of (i) 90 days after signing of this Agreement or (ii) 30 days after the receipt of a completely documented quotation from an insurance company to inform the Company whether he will decide to insure the whole benefit elsewhere or not.

ARTICLE 8: PENSION ALLOWANCE

8.1. A pension contribution will be paid by the Company over the gross annual base salary as per January 1 of each year as far as the gross annual base salary is payable in The Netherlands, less an offset of EURO 13,908 (indexed annually to CPI all households), and the annual bonus (as stated in article 3.2), as described in the separate letter agreement


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     between the Company and the Executive regarding pension issues (the
     "Pension Letter"). The contribution will be based on the age-bracketed table percentages shown below. Such amounts will be paid dependent on the election of the Executive either into RETM's group pension plan insured with Amev (hereafter: the "RETM Pension Plan"), or a qualified individual C Policy selected by the Executive.

     The Executive will have until the earlier of (i) 90 days after signing of this Agreement or (ii) 30 days after the receipt of a completely documented quotation from an insurance company to inform the Company which policy he will elect. Amounts will be paid annually in advance, as soon as administratively feasible after January 1 of each year.

     Should the Executive leave during the course of the year he will ensure that pro rata contributions paid in advance will be refunded to the Company.


            Age            Base pensionable salary          Bonus
          50 - 54                    13%                      7%
          55 - 59                    14%                      9%
          60 - 64                    15%                     12%

     The above contributions are deemed to be sufficient to cover retirement, death and waiver of premium on disability benefits. Upon the termination of this Agreement, Company contributions to the RETM Pension Plan (or Executive's own C Policy) shall cease, and Executive's retirement benefit shall be determined in accordance with the terms of the RETM Pension Plan (or Executive's own C Policy), and Executive shall not be entitled to compensation for the termination of this Agreement prior to the Executive attaining the target retirement age set forth in the Pension Letter (other than as specifically set forth in Article 2).

8.2. Should the Executive decide to elect his own C Policy rather than the RETM Pension Plan, the Executive waives any rights or entitlement he or his dependants, or survivors, may have to benefits under the RETM Pension Plan. Should the Executive decide to


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      participate in the RETM Pension Plan, all provisions of the RETM Pension
      Plan are deemed applicable (summary hereof see Annex C).

ARTICLE 9: COMPANY LEASE CAR

The Company will make available a company lease car with a catalogue value of approximately NLG 125,000, inclusive of VAT, as well as a driver for business purposes. The Company will provide the Executive with a company car lease arrangement that specifies the terms and conditions under which the company car will be made available. Subject to the terms and conditions of this Agreement, the Executive has entered, or will enter into, a company car user agreement, a copy of which will be made available to the Executive. The Executive may use the company car for private purposes. The Company shall reimburse all costs (including the costs for private purposes) incurred by the Executive concerning the use of the company car but shall not reimburse the Executive for the flat rate charge referred to in Section 42 of the Wet op de inkomstenbelasting 1964 (the so-called fictitious motor vehicle cost).

ARTICLE 10: EXPENSE REIMBURSEMENTS

10.1. The Company shall reimburse all expenses (including mobile phone expenses) incurred by the Executive with respect to the performance of his duties hereunder on a monthly basis upon provision of relevant receipts. These expenses also cover private telephone expenses.

10.2. Furthermore, the Company shall pay a monthly allowance of EURO 400 for representation expenses.

10.3. Notwithstanding the foregoing, the expenses reimbursed in this Article 10 will be paid to the Executive only to the extent the reimbursements are tax-deductible to the Company or an affiliate.


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ARTICLE 11: HOLIDAYS

The Executive shall annually be entitled to 30 holidays (public holidays excluded). Holidays shall be taken in mutual consultation between the Executive and the Chairman of the Board of Directors of the Company.

ARTICLE 12: CONFIDENTIALITY AND RETURN OF COMPANY PROPERTY

12.1. The Executive agrees during the employment and thereafter to maintain the confidentiality of all Confidential Information (as hereinafter defined) that he obtains or develops in the course of his employment with the Company or any of its affiliates. Confidential Information shall mean for purposes of this Agreement any non-public, proprietary or commercially sensitive information relating to or pertaining to Company or any of its affiliates within the business unit Reliant Energy Europe or customers, including but not limited to, information about business and commercial affairs, business plans, forecasts, economic models, credit policies, labor relations, governmental relations, compensation programs, condition of assets and liabilities, acquisitions, mergers or other transactions, business relationships, trading policies (including option and hedge strategies utilized in the business and operations of trading and marketing operations of the Company or any of its affiliates within the business unit Reliant Energy Europe) and/or any other aspect of the business and operations the Company or any of its affiliates within the business unit Reliant Energy Europe.

12.2. When leaving the Company, the Executive shall return to the Company in their entirety, all objects belonging to the Company and/or its affiliates which are still in his possession, as well as all documents concerning matters of the aforementioned companies specifically, documents, printed matter, notes, drafts, sketches, samples as well as all copies, carbon copies or other copies. The Executive has no right to withhold such objects and documents.


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12.3. If the Executive violates the obligations pursuant to Article 12.1 and
      12.2, the Company shall have the option of either requiring that the Executive to pay to the Company a penalty of EURO 100,000 as liquidated damages for each violation of the obligations contained in this Article 12 or recovering through judicial proceedings, in lieu of such liquidated damages, the amount representing any direct or indirect damages incurred by the Company as a result of such breach.

12.4. The Executive shall treat all items of the Company such as books, documents, computer floppy disks, other information carriers, resolutions, drawings, computations and similar material as well as his business notes as property of the Company, and he will keep such materials and documents as well as the copies thereof locked away. The Executive will not use any item in an other way or keep any item longer than necessary for the proper performance of his duties.

ARTICLE 13: NON-COMPETITION

13.1. During the term of this Agreement and for a period of one year after the date that the Company or the Executive gives notice of intent to terminate the Agreement pursuant to Article 2.2 (or, if no such notice has been given, the date that the Agreement has come to an end), the Executive will not, without the prior written consent of the Company, engage in any activities in competition with the Company, or any of its affiliates in the business unit Reliant Energy Europe as described in Annex A, including without limitation, accepting employment with or performing services for a firm, company, partnership or group of individuals engage in activities that are in competition with the business of the Company or any of its affiliates in the business unit Reliant Energy Europe as described in Annex A.

13.2. If the Executive violates the obligations pursuant to Article 13.1 the Company shall have the option of either requiring that the Executive pay to the Company a penalty of EURO 100,000 as liquidated damages for each violation of the obligations contained in this Article 13 or recovering through judicial proceedings, in lieu of such liquidated damages,


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      an amount representing any direct or indirect damages incurred by the
      Company as a result of such breach.

13.3. The Executive shall not at any time, whether during or after the termination of his employment, except at the explicit request or after having obtained the prior written consent of the Company, use, disclose or permit others to disclose to any third party any technical, commercial and financial information, directly or indirectly related to the business of the Company or information with respect to any affiliate within the business unit Reliant Energy Europe, including information related to suppliers, customers or other relations, or any other details relating thereto, which he knows or reasonably can assume to be secret or confidential, or of which he reasonably can assume to be harmful to the Company or any affiliate within the business unit Reliant Energy Europe, unless and to the extent that disclosure is necessary in the performance of the Executive's duties, or is required by law.

ARTICLE 14: INDEMNIFICATION

The Company (or RETM, as determined in the Company's discretion) shall take out a managing director's liability policy on behalf of the Executive in consultation with the Executive. The annual premium for this insurance policy shall be paid by the Company. In addition and to the extent not covered by the director's liability policy or otherwise, the Company shall compensate the Executive for taxes owed by the Company for which the Executive becomes liable solely by reason of his position as an executive of the Company, provided and to the extent that the Executive substantiates that the Company's nonpayment is not the result of the Executive's misconduct.

ARTICLE 15: GUARANTEE BY RELIANT ENERGY POWER GENERATION, INC. AND RETM

All obligations of the Company under this Agreement are unconditionally and irrevocably guaranteed by RETM and by Reliant Energy Power Generation, Inc. a Delaware corporation ("REPG") which is a subsidiary of REI. Notwithstanding the foregoing, the Company may substitute any other related credit-worthy party as the guarantor of the Company's obligations under


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this Agreement, subject to the consent of the Executive, which consent shall not be unreasonably withheld.

ARTICLE 16: GENERAL

16.1. This Agreement contains the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements and understandings whether oral or written between all parties.

16.2. This Agreement is in substitution for all previous contracts of employment or service agreements between the Executive and the Company or any associated company, which shall be deemed to have been terminated by mutual consent as from the date on which this contract is executed.

16.3. The expiration or termination of this Agreement, howsoever arising shall not operate to affect such of the provisions of this Agreement as are expressed or have effect thereafter.

16.4. Neither this Agreement nor any term thereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

16.5. The Executive acknowledges that, by signing this Agreement or otherwise, he is not nor will he become an employee of REI, REPG, RETM or any of their respective affiliates (other than the Company), and that nothing in this Agreement will entitle the Executive to benefits under any employee benefit plan or arrangement offered or sponsored by REI, REPG, RETM or any of their respective affiliates (other than the Company), other than as specifically provided with respect to certain benefits outlined in Article 6, 7 and 8.

ARTICLE 17: GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Dutch law.


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ARTICLE 18: COMPETENT COURT

All conflicts arising with regard to this Agreement will be submitted to the competent Dutch court.


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This Agreement is signed in twofold by the parties, the 30th day of July, 2000.


ON BEHALF OF RELIANT ENERGY EUROPE, INC.


/s/ ROBERT HARVEY                              /s/ G.L.M.A. van LANSCHOT
-------------------------------              ------------------------------
MR. R.W. HARVEY                              MR. G.L.M.A. VAN LANSCHOT

ON BEHALF OF RELIANT ENERGY POWER GENERATION, INC.


/s/ ROBERT HARVEY
-------------------------------
MR. R.W. HARVEY



ON BEHALF OF RELIANT ENERGY TRADING AND MARKETING, B.V.


/s/ ROBERT HARVEY
-------------------------------


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                                     ANNEX A

                              POSITION DESCRIPTION
                       PRESIDENT & CHIEF OPERATING OFFICER
                              RELIANT ENERGY EUROPE


Principal operating officer for Reliant Energy's business presence in Europe, currently styled "Reliant Energy Europe".

Key member of Reliant Energy's overall management team, with membership on the Reliant Energy Executive Committee.

Reporting directly to the Office of the CEO of REI, with direct access to the Chairman, President & CEO (R. Steve Letbetter), and day-to-day oversight from and consultation with a vice chairman (R. Harvey).

Responsible for developing and executing a strategy for building Reliant's overall presence in Europe in a manner that contributes near-term operating profits, earnings growth, and shareholder value. The general strategic focus is on establishing a "wholesale energy merchant" position across much of Europe, complete with requisite assets, trading and marketing skills, and commercial relationships.

All operating units in Europe report directly or indirectly to this position, as do all staff functions physically located in Europe (with the exception, currently, of risk control and legal). Also, most staff functions would retain a "dotted line" (i.e., secondary) reporting relationship to functional leadership at corporate. These include financial and accounting, and human resources.

Note: some corporate services are provided from the corporate headquarters in Houston and report, solid-line, to Reliant corporate management in Houston. These include, for example, Information Technology, Purchasing, Corporate Security, Accounts Payable, and Cash Management functions.

Currently, the position entails oversight of two key operating units, NV UNA (the Dutch generating company) and RETM BV (Reliant's trading and marketing unit for Europe). Over time, the business is expected to expand to other countries in Europe, with both assets (principally generation, possibly including electric transmission or distribution, gas transmission and storage) and trading/commercial presence. If the expansion of the business so requires, the Executive may be offered a position as a director of a company or branch in any of the other countries in the discretion of the Company.

Strategic and operating plans are developed by the unit in consultation with, and ultimately with the approval of, the Office of the CEO. Capital budgets are also developed in a similar fashion. Major capital transactions and/or other corporate commitments require the approval of the Office of the CEO.

NOTE: major "corporate transactions" are typically developed and executed from corporate with participation from the business unit (in this case Reliant Energy Europe) as appropriate.

                                     ANNEX B


A "Change of Control" shall be deemed to have occurred if Reliant Energy, Incorporated, or any successor corporation ("Reliant Energy"), shall:

1. Sell all or substantially all of the assets of its business unit known as Reliant Energy Europe in connection with, or pursuant to, a general discontinuation of the business operations of Reliant Energy in Europe; or

2. Effect a sale of the capital stock of, or a merger of, any subsidiary of Reliant Energy that owns all or substantially all of the assets of Reliant Energy Europe to, or with, a third party; provided, however, that a "Change of Control" shall not be deemed to have occurred if the assets and operations of the business unit are sold or transferred to, or merged with, a corporation, partnership, joint venture or other entity in which Reliant Energy retains a majority or controlling ownership interest.

A "Change in Employment" shall mean any one or more of the following events which occurs without the consent of the Executive after or in connection with a Change in Control:

1. A material and significant reduction in the duties or responsibilities of Executive from those applicable to him immediately prior to the date on which a Change in Control occurs; or

2. Any significant reduction in Executive's total remuneration (including salary, bonus, retirement benefits, welfare benefits and any other executive benefits) from that provided to Executive immediately prior to the date on which a Change in Control occurs; provided, however, that a diminution of or reduction in retirement benefits and/or welfare benefits which is of general application and which uniformly and contemporaneously reduces or diminishes the benefits of all covered executives shall be ignored and not be considered a reduction in total remuneration for purposes of this paragraph 2.

                                     ANNEX C

                           DESCRIPTION OF PENSION PLAN


                           DUTCH PENSION PLAN SUMMARY

                                       FOR

                   RELIANT ENERGY TRADING AND MARKETING, B.V.

Type of Plan                            :  Flexible defined contribution plan
Insurer                                 :  Amev
GENERAL TERMS
Eligibility                                : All employees of (Client) who
                                             have attained the age of 21, and
                                             have a contract for a period that
                                             exceeds 6 months. Eligibility
                                             commences on the first day of the
                                             month in which age 21 is attained
                                             or actual date of joining if later.

Normal Retirement Date                     : First day of the month in which
                                             the (former) participant reaches
                                             the age of 65.

Flexible Retirement Date                   : The individual employee may elect
                                             for a retirement date between age
                                             55 and 65.

DEFINITIONS
Annual Salary                              : 12 times fixed monthly salary at
                                             the key date, increased with
                                             holiday allowance.

Pensionable Salary                         : Annual salary less an offset NLG
                                             30,649 in 2000. Thereafter this
                                             offset will rise in line with the
                                             CPI, adjusted per 1 January
                                             reflecting the price index increase
                                             over the preceding year (CPI all
                                             households period Dec till Dec).

Bonus                                      : The total of fluctuating emoluments
                                             received over the 12 months
                                             preceding the key date

Key Date                                   : January 1 or date of entry in first
                                             year.

Credited Service                           : Years and full months of service
                                             between the date of entry into the
                                             plan and normal retirement date.
                                             Partial months will be ignored.

Defined Contribution Table                 :

                                              EMPLOYEE
                                              CONTRIBUTION
  AGE RANGE               EMPLOYER CORE       RANGE                EMPLOYER MATCH        TOTAL RANGE
  ---------               -------------       ------------         --------------        -----------
  21 - 29                 2.0%                0% - 2.0%            0% - 2.0%             6.0% of PS
  30 - 34                 2.5%                0% - 2.5%            0% - 2.5%             7.5% of PS
  35 - 39                 3.5%                0% - 3.5%            0% - 3.5%             10.5% of PS
  40 - 44                 4.5%                0% - 4.5%            0% - 4.5%             13.5% of PS
  45 - 49                 5.5%                0% - 5.5%            0% - 5.5%             16.5% of PS
  50 - 54                 6.5%                0% - 6.5%            0% - 6.5%             19.5% of PS
  55 - 59                 7.0%                0% - 7.0%            0% - 7.0%             21.0% of PS
  60 - 65                 7.5%                0% - 7.5%            0% - 7.5%             22.5% of PS

       Defined contribution table over bonus:

                          EMPLOYEE
                          CONTRIBUTION        MULTIPLE FOR
  AGE RANGE               RANGE               MATCH                EMPLOYER MATCH        TOTAL RANGE
  ---------               ------------        ------------         --------------        -----------
  21 - 29                 0% - 1%             2                    0% - 2.0%             3.0% of Bonus
  30 - 34                 0% - 1%             2                    0% - 2.0%             3.0% of Bonus
  35 - 39                 0% - 1.5%           2                    0% - 3.0%             4.5% of Bonus
  40 - 44                 0% - 2%             2                    0% - 4.0%             6.0% of Bonus
  45 - 49                 0% - 2.5%           2                    0% - 5.0%             7.5% of Bonus
  50 - 54                 0% - 3.5%           2                    0% - 7.0%             10.5% of Bonus
  55 - 59                 0% - 4.5%           2                    0% - 9.0%             13.5% of Bonus
  60 - 65                 0% - 6%             2                    0% - 12%              18% of Bonus


Comment:

o Should an employee fail to make a choice the maximum contribution will be assumed.

o The age of all employees, both existing and new, will be assessed per the key date to determine the contribution payable.

o In the event of new entrants who join mid-month a partial contribution will be paid, whereby all months are assumed to be 30 days.

o Contributions paid over the bonus and pensionable salary will be invested in separate accounts over which differing investment choices can apply.

BENEFITS
Retirement Benefit                        :  The accumulated value of all
                                             contributions will be used to
                                             purchase retirement pension (and -
                                             if desired - survivors pension)

Death in Service Benefit                  :  For married and cohabiting
                                             employees a death-in-service
                                             benefit is insured on a risk
                                             premium basis, of 1.4% of the
                                             pensionable salary plus the average
                                             bonus received over the preceding
                                             three years, at date of death per
                                             year of potential service (max 35).
                                             Orphan's pension amounts per child
                                             to 0.28% of the pensionable salary
                                             plus the average bonus received
                                             over the preceding three years, per
                                             year of potential service (max 35)

                                             Note: cohabiting partners (same
                                             sex/different sex) are only covered
                                             if there is a co-habitation
                                             agreement in place, or if the
                                             co-habitation period is longer than
                                             five years.

The risk premiums necessary to finance this benefit are deducted from the defined contribution.

Death after Retirement                    :  The employee is free to choose
                                             whether or not to apply part of the
                                             accumulated capital for post
                                             retirement dependant's benefits.

Disability Benefit                        :* For all employees a waiver of
                                             premium will be insured. The cost
                                             of the premium waiver will be
                                             deducted from the defined
                                             contribution.
                                           * For all employees a so-called
                                             WAO-Shortfall insurance is provided.
                                             This insurance supplements the
                                             state WAO benefit to secures a
                                             continuation of income of up to 70%
                                             of last salary up to a maximum
                                             salary NLG 83,275 in 2000 (State
                                             ceiling)
                                           * For employees with an annual salary
                                             above the State ceiling an
                                             additional disability pension of up
                                             to 70% of the excess salary is
                                             provided.

Preliminary coverage                      :  For employees who do not fulfil the
                                             eligibility requirements temporary
                                             death-in-service risk coverage is
                                             provided. Additionally if candidate
                                             employees have a contract for an
                                             indefinite period disability
                                             coverage will be provided.

CONTRIBUTIONS
Employee Contributions                    :  1. Voluntary defined contribution
                                             expressed in the table.
                                             2. Half of the premium for the
                                             WAO-Shortfall insurance.

Employer Contributions                    :  Total premium excluding employee
                                             contributions. This includes the
                                             cost of supplemental disability
                                             pension that will be paid in
                                             addition to the DC table.

Additional Voluntary Contributions        :  Encouraged. Level dependent on
                                             individual circumstances and chosen
                                             retirement date, subject to fiscal
                                             restrictions.

MISCELLANEOUS
Investment                                :  The defined contribution plus
                                             additional voluntary contributions
                                             are invested in the investment fund
                                             of the employee's choice. All
                                             investment returns are credited to
                                             the employees accrued capital.

Early Leavers                             :  Benefits vest immediately. The
                                             invested capital will continue to
                                             grow in line with investment
                                             returns over the period from
                                             leaving to retirement. The employee
                                             may chose to continue the policy on
                                             an individual basis or transfer the
                                             accumulated value to the new
                                             employers pension plan.
                                             Upon leaving the death in service
                                             and disability cover will lapse.
                                             The employee may however, elect to
                                             convert his capital to a form with
                                             restitution on death.

Wage Savings Plan:                        :  A wage savings plan will be
                                             established alongside the pension
                                             plan. An employee may save annually
                                             from gross salary NLG 1,736 in
                                             2000. The saved amounts may be
                                             de-blocked and applied to the
                                             company pension plan so long as
                                             legislation facilitates this.